Exhibit 99.1

Contacts:

ImaRx Therapeutics, Inc. Jennifer Marshall Vice President, Corporate Development jlmarshall@imarx.com (520) 770-1259	Lippert/Heilshorn & Associates Bruce Voss or Don Markley dmarkley@lhai.com (310) 691-7100

IMARX THERAPEUTICS PROVIDES BUSINESS UPDATE AND REPORTS THIRD QUARTER 2007 FINANCIAL RESULTS

TUCSON, AZ — (November 8, 2007) –ImaRx Therapeutics, Inc. (Nasdaq: IMRX) today provided a business update and reported financial results for the quarter and nine months ended September 30, 2007.

Recent Corporate Highlights

•	Research collaboration with Royal Philips Electronics to evaluate Philips ultrasound technology as part of ImaRx’s SonoLysis™ program for the treatment of acute ischemic stroke. The objective of the collaboration is to determine the optimal ultrasound parameters to use with ImaRx’s proprietary MRX-801 microbubble technology.

•	Abbokinase® stability studies have been completed and the company believes that the testing results fall within the required specifications for shelf life extension. Successfully completing the stability testing is a significant milestone for ImaRx and to the extent the results are accepted by the FDA, will allow the continued and uninterrupted sale of Abbokinase to our customers.

•	Cohort I of the Phase I/II clinical trial in ischemic stroke (TUCSON Trial) has been completed and the company remains on track to complete enrollment in the first half of 2008.

•	Richard Love, former COO for Translational Genomics Research Institute and Chief Executive Officer and a director of ILEX Oncology, Inc. was appointed Chairman of the Company’s Board of Directors.

•	Dr. Garen Manvelian, former CMO and Vice President of Clinical and Regulatory Affairs for New River Pharmaceuticals, has been named as the company’s Chief Medical Officer and Vice President of Clinical Development.

“Our achievements in the third quarter and recent weeks, including our initial public offering, have strengthened our leadership position in the development of microbubble technology to treat ischemic stroke,” said Brad Zakes, ImaRx’ president and chief executive officer.

Financial Results

Revenue for the third quarter ended September 30, 2007 was $2.3 million, compared to $0.2 million for the third quarter of 2006. Revenue for the nine months ended September 30, 2007 was $5.7 million, compared to $0.6 million for the nine months ended September 30, 2006. The increase in revenues for each of the periods was primarily the result of the commencement of sales of Abbokinase® which accounted for $2.3 million of revenue in the third quarter.

Net loss for the third quarter of 2007 was $2.7 million as compared to a net loss of $4.0 million for the third quarter 2006. Net loss per share attributable to common stockholders was a loss of $1.43 per share and $1.69 per share for the three months ended September 30, 2007 and 2006, respectively, based on weighted average shares of 8,105,910 and 2,605,897, respectively. The net loss for the nine months ended September 30, 2007 was $6.6 million as compared to $11.4 million for the prior year period. Net loss per share attributable to common stockholders was a loss of $3.66 per share and $4.67 per share for the nine months ended September 30, 2007 and 2006, respectively, based on weighted average shares of 4,460,148 and 2,597,238, respectively. The net loss per share attributable to common stockholders includes non-cash charges for accretion of preferred stock dividends, reversal of accreted preferred stock dividends and a deemed dividend on the conversion of preferred stock into common stock upon completion of the Company’s initial public offering. The weighted average shares used in computing loss per share attributable to common shareholders excludes anti-dilutive securities such as stock options and warrants and also redeemable preferred stock in periods prior to their conversion to common stock upon completion of the Company’s initial public offering.

Cost of product sales was $1.1 million in the third quarter of 2007, and $2.5 million for the nine month period ended September 30, 2007. There were no cost of product sales for the third quarter of 2006 or for the nine month period ended September 30, 2006, as the Company acquired the commercial product in April 2006 and commenced sales in October 2006. The cost of product sales includes the price paid to acquire the asset as well as labeling costs that are directly incurred in bringing the product to market.

Research and development expenses for the third quarter of 2007 decreased to $2.1 million, from $2.4 million for the three months ended September 30, 2006. This decrease was principally a result of decreased outside contract work performed on grants and pre-clinical studies as well as a decrease in staff and consulting expenses, partially offset by increased clinical trial expenses. Research and development expenses for the first nine months of 2007 decreased to $5.3 million, from $6.5 million for the first nine months of 2006. This decrease was principally a result of reduced headcount and third party service costs and other expenses related to our refined focus on development of our SonoLysis programs and the removal of expenses associated with the recombinant thrombolytic drug assets that the company elected to relinquish to Abbott Laboratories in December 2006, partially offset by increased clinical trial expenses.

General and administrative expenses in the third quarter of 2007 increased to $1.8 million, from $1.4 million in the third quarter of 2006. This increase was principally a result of an increase in FAS 123R related expense, increased fees to the board of directors and restricted stock issued to the board of directors upon the IPO and increased administrative staff expenses. General and administrative expenses in the first nine months of 2007 were $4.4 million, a decrease from $4.8 million for the first nine months of 2006. This decrease was principally a result of our legal and consulting expenses that were capitalized upon the completion of the IPO in 2007 but were expensed after the unsuccessful IPO attempt in 2006, as well as performing more services in-house, partially offset by an increase in FAS 123R related expense, increased fees to the board of directors and restricted stock issued to the board of directors upon the IPO and increased administrative staff expenses.

The Company ended the third quarter of 2007 with $16.0 million in cash, cash equivalents and investments, not including $4.8 million in restricted cash, compared to $4.3 million in cash, cash equivalents and investments at December 31, 2006. The increase in the Company’s cash balance was driven primarily by the sale of $9.0 million of Abbokinase, net of discounts and fees, to two of its primary wholesalers and the $12.4 million net proceeds from the sale of shares of its common stock in connection with its initial public offering in July 2007.

The Company signed a Note Extension and Amendment Agreement with Abbott Laboratories in October 2007. Under this agreement, ImaRx transferred $4.8 million of restricted cash in escrow to Abbott. The remaining balance under the note after this payment was $11.6 million. Abbott agreed to extend the maturity date of the remaining balance of the note from December 31, 2007 to March 31, 2008.

Conference Call and Webcast Information

Management will host a conference call to review financial results for the period ended September 30, 2007 and recent business developments. The call is scheduled for today, November 8, 2007, at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). To participate in the live conference call, U.S. residents should dial 888-443-9985, and international callers should dial 706-679-4718. The passcode for the conference call is 22278124. Alternatively, log on to www.imarx.com to access a live webcast of the call. Please connect to the Investor section of ImaRx’s website several minutes prior to the start of the live conference call to ensure adequate time for any software download that may be necessary. To access the 48-hour telephone replay, U.S. residents should dial 800-642-1687, and international callers should dial 706-645-9291. The access code for the replay is also 22278124. A replay of the call will also be available on www.imarx.com 14-days following the call.

About ImaRx Therapeutics

ImaRx Therapeutics is a biopharmaceutical company developing and commercializing therapies for vascular disorders. The Company’s research and development efforts are focused on therapies for stroke and other vascular disorders using its proprietary microbubble technology. ImaRx Therapeutics’ commercialization efforts are currently focused on its product, Abbokinase®, for the treatment of acute massive pulmonary embolism.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the status and conduct of the Company’s clinical trials; its commercialization efforts with respect to Abbokinase; the Company’s research and development efforts; and, its financial projections. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: the Company may not be successful in implementing or carrying out its business plan; ongoing clinical trials may not be completed in a timely manner, which would delay their clinical advancement and regulatory approval; the data from the Company’s clinical trials may not be positive or ultimately support the filing of an NDA; data and exploratory findings from the Company’s research and development efforts may not support advancing our other product candidates; the FDA may delay approval or may not approve any of the Company’s product candidates; and, the Company may not have or be able to secure sufficient capital to fund its operations and the development and commercialization of its product candidates. All information in this press release is as of November 8, 2007, and the Company undertakes no duty to update this information. A more complete description of these risks can be found in the Company’s filings with the Securities and Exchange Commission.

ImaRx Therapeutics, Inc.
Consolidated Statements of Operations
(in thousands except shares and per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Revenues:
Product sales, net	$2,291	$—	$5,369	$—
Research and development	58	193	341	622

Total operating revenue	2,349	193	5,710	622
Costs and expenses:
Cost of product sales	1,109	—	2,529	—
Research and development	2,140	2,418	5,283	6,493
General and administrative	1,800	1,409	4,382	4,783

Total cost and expenses	5,049	3,827	12,194	11,276

Operating loss	(2,700)	(3,634)	(6,484)	(10,654)
Interest and other income, net	259	102	389	318
Interest expense	(225)	(450)	(675)	(1,065)
Gain on extinguishment of debt	—	—	219	—

Net loss	(2,666)	(3,982)	(6,551)	(11,401)

Deemed dividend from beneficial conversion feature for Series F redeemable convertible preferred stock	(13,841)	—	(13,841)	—
Accretion of dividends on preferred stock	—	(426)	(867)	(726)
Reversal of accretion of dividends on preferred stock not paid	4,919	—	4,919	—

Net loss attributed to common stockholders	$(11,588)	$(4,408)	$(16,340)	$(12,127)

Net loss per share:
— Basic and diluted	$(1.43)	$(1.69)	$(3.66)	$(4.67)

Shares used in computing net loss per share:
— Basic and diluted	8,105,910	2,605,897	4,460,148	2,597,238

ImaRx Therapeutics, Inc.

Selected Balance Sheet Data (in thousands)

	September 30	December 31
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$16,040	$4,256
Restricted cash	4,764	—
Accounts receivable, net	492	576
Inventory	11,309	16,060
Inventory subject to return	3,471	445
Prepaid expenses and other	596	539

Total current assets	36,672	21,876
Long-term assets:
Property and equipment, net	1,177	917
Intangible assets, net	1,808	2,500

Total assets	$39,657	$25,293

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$1,086	$1,413
Accrued expenses	916	851
Accrued chargebacks and administrative fees	2,378	385
Deferred revenue	6,699	955
Notes payable	16,290	15,615

Total current liabilities	27,369	19,219
Other long-term liability	—	219

Total liabilities	27,369	19,438
Total redeemable convertible preferred stock	—	35,863
Total stockholders’ equity (deficit)	12,288	(30,008)

Total liabilities and stockholders’ equity (deficit)	$39,657	$25,293